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                                                                    EXHIBIT 99.2



[SPECTRASITE LOGO]

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
Contact:
   Noreen Allen                                    Jeff Majtyka/Lenny Santiago
   SpectraSite Communications                      Brainerd Communicators, Inc.
   919-349-8992                                    212-986-6667
   noreen.allen@spectrasite.com                    majtyka@braincomm.com/santiago@braincomm.com
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      SPECTRASITE HOLDINGS, INC. ANNOUNCES PRIVATE OFFERING OF SENIOR NOTES

CARY, N.C., December 15, 2000 - SpectraSite Holdings, Inc. ("SpectraSite") (Nasdaq: SITE) today announced that it has agreed to sell $200,000,000 aggregate principal amount of its 12 1/2% senior notes due 2010 pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The senior notes will not be secured by any collateral, will effectively rank below all secured debt of SpectraSite and the debt and other liabilities of SpectraSite's subsidiaries, and will rank on the same level in right of payment with SpectraSite's other senior unsecured debt.

The net proceeds will be used by SpectraSite for general corporate purposes, including capital expenditures and to fund, in part, the acquisition of leasehold and subleasehold interests in tower assets from affiliates of SBC Communications, Inc. SpectraSite expects to consummate this offering of senior notes on December 20, 2000.

The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration. SpectraSite expects to agree to register the Notes under the Securities Act in certain circumstances.

ABOUT SPECTRASITE COMMUNICATIONS, INC.
SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the leading providers of shared antennae sites and outsourced network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes owning and leasing antennae sites on towers, owning and leasing in-building wireless distribution systems, owning and managing rooftops, network planning and deployment, and construction of towers and related wireless facilities. Pro forma for all pending transactions SpectraSite will own or manage more than 28,000 sites. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, SBC, Sprint PCS, AT&T Wireless, Verizon, BellSouth, Telecorp, Teligent, Winstar, Metricom, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. These statements are based on a number of


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assumptions that management believes are reasonable based on current business trends as of the date of this release. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward- looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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